Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2010
SECOND QUARTER RESULTS
HOUSTON — MAY 5, 2010 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2010 second quarter ending March 31, 2010.
     Revenues for the second quarter of fiscal 2010 were $142.1 million compared to revenues of $164.1 million for the second quarter of fiscal 2009. Net income for the second quarter was $9.9 million, or $0.85 per diluted share, compared to net income of $8.9 million, or $0.77 per diluted share, in the second quarter of fiscal 2009.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “Our exceptional performance yielded strong results in the second quarter. We are pleased with our initiatives to strengthen project management and continue to see improvements in operational efficiency. We are excited about our recent acquisition in Canada, which has received a favorable response from both customers and employees.
     “Our marketplace remains one of uncertainty, and we believe the events of the past week in the Gulf of Mexico may make the decisions of our oil and gas customers even more difficult in the near term. Currently, we are unable to predict when the economic issues and regulatory environment will stabilize and confidence to bring about new U.S. capital infrastructure investments will return. Our focus continues to be on our customer relationships and our ability to maintain the capabilities and resources to support our customers on projects not only in the U.S. but around the world.”

     The Company’s backlog as of March 31, 2010 was $313 million compared to $342 million as of December 31, 2009 and compared to $486 million at the end of last year’s second quarter. New orders placed during the second quarter of fiscal 2010 totaled $113 million compared to $108 million in the first quarter of fiscal 2010 and compared to $154 million in the second quarter of fiscal 2009.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2010 revenues to range between $550 million and $575 million and full year fiscal 2010 earnings to range between $2.10 and $2.35 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, May 5, 2010 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 12, 2010. To access the replay, dial 303-590-3030 using a passcode of 4285994#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
(In thousands, except per share data)
	(Unaudited)		(Unaudited)
Revenues	$142,135	$164,099	$278,051	$334,588

Cost of goods sold	105,602	130,255	203,701	266,242

Gross profit	36,533	33,844	74,350	68,346

Selling, general and administrative expenses	21,157	20,323	43,798	41,884

Operating income	15,376	13,521	30,552	26,462

Interest expense	228	262	410	734

Interest income	(115)	(3)	(157)	(60)

Income before income taxes	15,263	13,262	30,299	25,788

Income tax provision	5,378	4,655	10,669	9,052

Net income	9,885	8,607	19,630	16,736

Net (income) loss attributable to noncontrolling interest	(25)	245	(126)	(31)

Net income attributable to Powell Industries, Inc.	$9,860	$8,852	$19,504	$16,705

Earnings per share attributable to Powell Industries, Inc.:

Basic	$0.86	$0.78	$1.70	$1.46

Diluted	$0.85	$0.77	$1.68	$1.45

Weighted average shares:

Basic	11,523	11,413	11,498	11,413

Diluted	11,659	11,495	11,639	11,487

SELECTED FINANCIAL DATA:

Capital Expenditures	$846	$1,016	$1,460	$2,981

Depreciation and amortization	$3,497	$2,707	$6,369	$5,502

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2010	2009
(In thousands)	(Unaudited)
Assets:
Current assets	$305,471	$315,003
Property, plant and equipment (net)	66,041	61,036
Other assets	42,114	28,801

Total assets	$413,626	$404,840

Liabilities & equity:
Current liabilities	$121,296	$149,142
Long-term debt and capital lease obligations, net of current maturities	20,073	4,800
Deferred and other long-term liabilities	3,944	3,681
Stockholders’ equity and minority interest	268,313	247,217

Total liabilities and equity	$413,626	$404,840

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$135,133	$158,291	$265,643	$322,201
Process Control Systems	7,002	5,808	12,408	12,387

Total revenues	$142,135	$164,099	$278,051	$334,588

Income before income taxes:

Electrical Power Products	$15,076	$13,143	$30,063	$25,262
Process Control Systems	187	119	236	526

Total income before income taxes	$15,263	$13,262	$30,299	$25,788

	March 31,	September 30,
	2010	2009
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$244,105	$258,012
Process Control Systems	9,086	6,863
Corporate	125,698	117,398

Total identifiable tangible assets	$378,889	$382,273

Backlog:

Electrical Power Products	$270,746	$329,558
Process Control Systems	42,281	36,198

Total backlog	$313,027	$365,756

# # #